KNIGHT TRANSPORTATION, INC.
                                AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                                   (unaudited)


                                                          Three Months Ended
                                                               March 31,
                                                        1997            1996
                                                     -----------     -----------
Primary and Fully diluted:

Common shares outstanding
   beginning of period                                 9,904,500       9,102,000

Common share equivalents:
   Employee stock options outstanding &
   canceled (1)
                  Primary                                170,267          49,222
                  Fully diluted                          172,758          51,567
   Employee stock options exercised (1)
                  Primary                                   --              --
                  Fully diluted                             --              --

   Number of common share and common share
   equivalents outstanding
                  Primary                             10,074,767       9,151,222
                  Fully diluted                       10,077,258       9,153,567
                                                     ===========     ===========
                                                     $ 2,092,005     $ 1,587,799
Net Income

   Net income per common share and common
   share equivalent
                  Primary                            $       .21     $       .17
                                                     ===========     ===========
                  Fully diluted                      $       .21     $       .17
                                                     ===========     ===========

Notes:

(1) Amount calculated using the treasury stock method.


                                   EXHIBIT 11

                                       14